Exhibit 99.1
For Immediate Release
Isabella Bank Corporation
401 North Main Street
Mt. Pleasant, MI 48858-1649
FOR MORE INFORMATION CONTACT:
Mary Olivieri, Community Relations Officer
Phone: 989-779-6309    Fax: 989-775-5501
Isabella Bank Corporation Announces Second Quarter 2020 Results
Earnings Climb 37% Over First Quarter 2020
Mt. Pleasant, Michigan, July 27, 2020 - Isabella Bank Corporation (the "Corporation") (OTCQX: ISBA) released its earnings results for the second quarter of 2020. The Corporation reported net income of $4.2 million and earnings per common share of $0.53 for the second quarter of 2020.
“All employees at Isabella Bank continue to do everything we can to help those we serve get through the COVID-19 pandemic and the recent flooding disaster in Midland County and the surrounding areas,” stated Jae A. Evans, President and Chief Executive Officer of the Corporation. “We've worked with our customers to provide loan payment relief, emergency disaster loans and are pleased to have provided over 950 PPP loans for a total of $99.5 million to support our local businesses."
"As we look at the positive results of the second quarter and plan for the future," he added, "our continued focus on improving net interest margin, maintaining credit quality and controlling expense remains steadfast while we assist our customers and communities through these challenging times.”
Second quarter 2020 highlights include:

•	Net income increases $1.1 million, or 37%, compared to first quarter 2020

•	Commitment and support for our communities through Paycheck Protection Program ("PPP") loans

•	Loans and deposits grew 9%, largely due to PPP funding

•	Noninterest income increased $235,000, or 8%, compared to the second quarter of 2019

Net Income
Net income for the second quarter of 2020 and six-month period ended June 30, 2020 was $4.2 million and $7.3 million, respectively. Net income for the second quarter of 2019 and six-month period ended June 30, 2019 was $4.2 million and $7.7 million, respectively.
Net interest income for the three months ended June 30, 2020 was $12.3 million and unchanged in comparison to the same period in 2019. Provision for loan losses for the three months ended June 30, 2020 increased by $284,000 compared to the same period last year, primarily the result of increased economic and environmental risk factors driven largely by COVID-19. Second quarter 2020 noninterest income increased $235,000 from the same period in

2019 as a result of a gain from the redemption of a corporate-owned life insurance policy and gains from the sale of mortgage loans. Second quarter 2020 noninterest expense decreased $49,000 from the same period last year primarily due to decreased compensation-related expenses.
A decline in the interest rate environment largely drove a $1,226,000 decrease in interest income for the first six months of 2020 compared to the same period in 2019. The decline in the interest rate environment also resulted in a decline of $1,055,000 in interest expense on deposits and borrowings for the six-month period ended June 30, 2020 compared to the same period in 2019. Net interest income decreased by $171,000 for the six-month period ended June 30, 2020 compared to the same period in 2019. The provision for loan losses increased by $1,038,000 for the six-month period ended June 30, 2020 compared to the same period in 2019, primarily as the result of increased economic and environmental risk factors driven by COVID-19. Noninterest income increased $754,000 during the first six months of 2020 compared to the same period in 2019, largely due to gains from the redemption of corporate owned life insurance policies. Noninterest expenses for the first six months of 2020 exceeded the same period in 2019 by $107,000, primarily due to community commitments related to charitable donations.
The Corporation's fully taxable equivalent net yield on interest earning assets was 2.92% and 2.95% for the three and six-month periods ended June 30, 2020, respectively. This compares to 3.06% and 3.04% for the three and six-month periods ended June 30, 2019. The Corporation's banking subsidiary, Isabella Bank (the "Bank"), implemented strategic programs last year to improve the net yield on interest earning assets, which includes enhanced pricing related to loans and deposits and a reduced reliance on higher-cost borrowed funds and brokered deposits as funding sources. While these efforts have helped, the current interest rate environment has had a negative impact on the yields of interest earning assets and future improvement is expected to be gradual.
Assets
As of June 30, 2020, total assets were $1.9 billion and assets under management were $2.6 billion. Assets under management included loans sold and serviced of $263.3 million, investment and trust assets managed by Isabella Wealth of $395.2 million, in addition to assets on the consolidated balance sheet.
The Bank's securities portfolio has declined by $49.4 million since December 31, 2019, primarily as a result of maturities and sales of available-for-sale securities based on the Bank's strategic objectives. The Bank utilized this available cash flow to reduce higher-cost funding sources and other borrowings as they matured which strengthened its liquidity position. Borrowed funds have declined $39.7 million since December 31, 2019 and $84.2 million since June 30, 2019.
Loans
Loans outstanding as of June 30, 2020, totaled $1.3 billion. During the first six months of 2020, gross loans increased $97.8 million, largely driven by $99.5 million of PPP loans in the commercial loan portfolio. During the first six months of 2020, the agricultural loan portfolio declined $14 million while residential real estate and consumer loan portfolios experienced growth totaling $13 million.
Deposits
Total deposits increased $126.8 million during the first six months of 2020 to $1.4 billion and grew $159.3 million over the last twelve months. This increase was largely attributed to deposits from borrowers participating in the PPP loan program. Over the past year, excess funds were used to reduce higher-cost deposits such as brokered certificates of deposit balances. Since June 30, 2019, the Bank reduced brokered certificates of deposits $43.7 million, or 76%, which was favorable to the Bank's net interest margin.
Capital
The Bank is designated as a “well capitalized” institution, as its capital ratios exceeded the minimum requirements for this designation. As of June 30, 2020, the Bank’s Tier 1 Leverage Ratio was 8.5%, Tier 1 Capital Ratio was 12.3% and Total Capital Ratio was 13.0%. From a consolidated perspective, the Corporation's Tier 1 Leverage Ratio was 8.9%, Tier 1 Capital Ratio was 12.9% and Total Capital Ratio was 13.6% as of June 30, 2020.
Dividend
During the second quarter of 2020, the Corporation paid a $0.27 per common share cash dividend, an increase of 3.8% compared to the second quarter of 2019. Based on the Corporation's closing stock price of $18.25 as of June 30, 2020, the annualized cash dividend yield was 5.9%.
About the Corporation
Isabella Bank Corporation (OTCQX: ISBA) is the parent holding company of Isabella Bank, a state chartered community bank headquartered in Mt. Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving the local banking needs of its customers and communities for 117 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust and estate planning services through Isabella Wealth. The Bank has 30 banking locations throughout seven Mid-Michigan counties: Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw. The Corporation has been recognized on the Detroit Free Press list of “Top Workplaces”.
For more information about Isabella Bank Corporation, visit the Investors link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.” The Corporation's market maker is Boenning & Scattergood, Inc. (www.boenninginc.com) and its investor relations firm is Renmark Financial Communications, Inc. (www.renmarkfinancial.com).
Forward-Looking Statements
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.

ISABELLA BANK CORPORATION
SELECTED FINANCIAL DATA (UNAUDITED)
(Dollars in thousands except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
INCOME STATEMENT DATA	2020	2019	2020	2019
Interest income	$15,869	$16,815	$32,070	$33,296
Interest expense	3,565	4,527	7,764	8,819
Net interest income	12,304	12,288	24,306	24,477
Provision for loan losses	105	(179)	893	(145)
Noninterest income	3,246	3,011	6,244	5,490
Noninterest expenses	10,700	10,749	21,645	21,538
Federal income tax expense	558	541	761	890
Net income	$4,187	$4,188	$7,251	$7,684

Net interest margin yield (fully taxable equivalent)	2.92%	3.06%	2.95%	3.04%

PER SHARE DATA
Basic earnings	$0.53	$0.53	$0.91	$0.97
Diluted earnings	$0.52	$0.52	$0.90	$0.95
Dividends	$0.27	$0.26	$0.54	$0.52
Quoted market value
High	$19.50	$23.75	$24.50	$24.50
Low	$15.60	$22.25	$15.60	$22.25
Close (1)	$18.25	$23.25	$18.25	$23.25
Common shares outstanding (1)	7,977,019	7,918,494	7,977,019	7,918,494

(1) At end of period

	June 30 2020	December 31 2019	June 30 2019
BALANCE SHEET DATA
Gross loans	$1,284,385	$1,186,570	$1,176,622
Investment securities	$380,414	$429,839	$470,449
Total assets	$1,913,227	$1,814,198	$1,824,592
Deposits	$1,440,678	$1,313,851	$1,281,418
Borrowed funds	$236,268	$275,999	$320,462
Shareholders' equity	$219,991	$210,182	$208,114

ASSETS UNDER MANAGEMENT
Loans sold with servicing retained	$263,332	$259,375	$257,062
Assets managed by Isabella Wealth	$395,214	$436,181	$487,180
Total assets under management	$2,571,773	$2,509,754	$2,568,834

CAPITAL RATIOS
Tier 1 leverage	8.9%	9.0%	9.0%
Tier 1 risk-based capital	12.9%	12.6%	12.4%
Total risk-based capital	13.6%	13.2%	13.1%